News Release

FOR IMMEDIATE RELEASE – November 29, 2007

Universal Hospital Services, Inc. Elects Kevin L. Roberg to Its Board

EDINA, Minnesota--Universal Hospital Services, Inc. (“UHS” or the “Company”) announced today that Kevin L. Roberg was elected to its Board of Directors.  Mr. Roberg was also named to serve as chairman of the Company’s audit committee.

Mr. Roberg, 56, is currently serving as Chairman and CEO of Pro Staff, an industry leader in the areas of administrative, finance and accounting, information technology and creative services staffing.  Mr. Roberg also is the founder and managing partner of Kelsey Capital Management, a private investment firm, and is a general partner with the healthcare venture capital firm Delphi Ventures (Menlo Park, CA.).

“The combination of Kevin’s strategic experience and wide ranging contacts in the healthcare field will enable Kevin to make a strong contribution to the UHS board,” said Chairman and CEO Gary Blackford.

Mr. Roberg is also a director of Thomas and Betts Corporation (NYSE: TNB), Dignified Assisted Living, Ryan Companies US, Inc., JLJ Medical Devices Int’l LLC, Ancillary Care Management, Yale Mechanical Inc. and Lake Air Metal Products, LLC.

Before joining Pro Staff’s management team in 2007 and prior to founding Kelsey Capital and joining Delphi Ventures, Roberg held a variety of executive positions in the healthcare field.  From December 1995 to June 1998, Mr. Roberg served as president and CEO of ValueRx.  From April 1995, until it was acquired by ValueRx in December 1995, Mr. Roberg served as president and CEO of Medintell Systems Corporation, a pharmaceutical information management company.  From June 1994 to April 1995, Mr. Roberg served as president of Western Health Plans and president of PRIMExtra, Inc. for EBP Health Plans, Inc. a third-party administrator.  Mr. Roberg received a B.S. from the University of Iowa.

About UHS

Universal Hospital Services, Inc. (UHS) is the leading medical equipment lifecycle services company.  UHS offers comprehensive solutions that maximize utilization, increase productivity and support optimal patient care resulting in capital and operational efficiencies.  UHS currently operates through more than 75 offices, serving customers in all 50 states and the District of Columbia.

Contacts:

Gary D. Blackford
Chairman and Chief Executive Officer
(952) 893-3250